Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces

3rd Quarter 2008 Results

Lynchburg, Va., October 28, 2008. Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today a total net loss after tax of $1,305,000 or $0.46 per basic share ($0.45 diluted) for the quarter ended September 30, 2008 and $277,000 or $0.10 per basic share ($0.09 diluted) year-to-date compared to net income of $581,000 or $0.21 per basic share ($0.20 diluted) and $1,477,000 or $0.53 per basic share ($0.50 diluted) for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 10% stock dividend declared by Bank of the James Financial Group, Inc. (the “Company”) at the annual shareholder’s meeting on May 20, 2008, as well as all previously declared and paid stock dividends.

The results of the current quarter and year-to-date periods were driven mainly by a non-cash other-than-temporary impairment (“OTTI”) charge of $1,723,000 ($0.61 per share) related to the Company’s investments in preferred stock of Federal National Mortgage Association (the “GSE”). The value of this stock decreased sharply in September soon after the announcement that the GSE was suspending dividend payments and being placed into conservatorship by the Federal Housing Finance Agency. Following the charge, at September 30, 2008 the market and book value in GSE preferred stock was $176,000. In addition, recent legislation (the Emergency Economic Stabilization Act), will enable the Company to realize a tax benefit on a percentage of the OTTI charge in the fourth quarter. The amount of the tax benefit will be approximately $585,000 which will lower the net charge from $1,723,000 to $1,138,000. We previously disclosed this OTTI charge on Form 8-K filed on September 18, 2008.

The Company would have been profitable in the 3rd quarter and year-to-date if this charge had not been incurred. Exclusive of the charge, the Company would have had net income of $418,000, or $0.15 per basic share ($0.14 diluted), for the quarter ended September 30, 2008 and net income of $1,446,000, or $0.51 per basic share ($0.49 diluted), for the nine months ended September 30, 2008.

Despite the aforementioned charge associated with GSE stock, there were several positive trends for the quarter and year-to-date:

•

Net interest income increased to $2,697,000 and $7,891,000 for the three and nine months ended September 30, 2008 from $2,532,000 and $7,239,000 for the same periods in 2007. This increase was due primarily to the growth in the loan portfolio.

•	Total assets increased to $320,131,000 as of September 30, 2008 from $270,060,000 as of December 31, 2007, an increase of $50,071,000 or 18.5%.

•	Loans, net of unearned income and loan loss provision, increased from $224,022,000 as of December 31, 2007 to $258,993,000 as of September 30, 2008, an increase of $34,971,000 or 15.6%.

•	Deposits increased from $228,723,000 as of December 31, 2007 to $249,352,000 as of September 30, 2008, an increase of $20,629,000 or 9.0%.

Robert R. Chapman III, the Company’s President, commented, “Although we are disappointed that we were required to take the non-cash charge related to the GSE stock, we remain confident in our core business. This charge will not impact our ability to execute our strategic plan. In the upcoming weeks, we are opening two new branches — one in the City of Bedford and one in the Town of Altavista. We remain ready to make loans to qualified borrowers and continue to believe the company is well positioned to increase our presence in Region 2000.”

Net interest margin decreased to 3.64% during the quarter ended September 30, 2008 from 4.16% during the same period in 2007. This decrease was due primarily to the decrease in short term rates by the FOMC and the resulting negative impact on interest income.

Exclusive of the OTTI charge, non-interest income, which is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, and commissions on the sale of investment products through the Company’s wholly-owned subsidiary, BOTJ Investment Group, Inc., decreased for the quarter ended September 30, 2008 to $606,000 from $654,000 for the comparable period in 2007. Non-interest income, exclusive of the OTTI charge, increased to $2,146,000 for the nine months ended September 30, 2008 from $1,985,000 for the comparable period in 2007. The decrease for the quarter ended September 30, 2008 was due in large part to a decrease in mortgage loan originations at Bank of the James Mortgage.

Total non-performing assets, including other real estate owned, increased to $3,444,000 as of September 30, 2008 from $2,720,000 on June 30, 2008 and $1,246,000 on December 31, 2007. A significant majority (more than 90%) of this increase is attributable to two relationships. Management believes that the value of the underlying collateral is sufficient and that losses, if any, on the disposition of the assets will not be material.

As set forth in the attached financial highlights, the Company’s return on average assets and return on average equity in the 3rd quarter 2008 were negative solely because of the OTTI charge related to the GSE stock.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates eight full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank’s Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Sep 30, 2008	Three months ending Sep 30, 2007	Change	Year to date Sep 30, 2008	Year to date Sep 30, 2007	Change
Interest income	$4,724	$4,581	3.12%	$13,901	$12,972	7.16%
Interest expense	2,027	2,049	-1.07%	6,010	5,733	4.83%
Net interest income	2,697	2,532	6.52%	7,891	7,239	9.01%
Provision for loan losses	218	59	269.49%	473	304	55.59%
Noninterest income	606	654	-7.34%	2,146	1,985	8.11%
Noninterest expense	2,454	2,246	9.26%	7,405	6,679	10.87%
Other than temporary impairment on securities	1,723	—	N/A	1,723	—	N/A
Income taxes	213	300	-29.00%	713	764	-6.68%
Net income	(1,305)	581	-324.61%	(277)	1,477	-118.75%
Weighted average share outstanding	2,809,726	2,813,136	-0.12%	2,809,163	2,806,062	0.11%
Basic net income per share	$(0.46)	$0.21	$(0.67)	$(0.10)	$0.53	$(0.62)
Fully diluted net income per share	$(0.45)	$0.20	$(0.65)	$(0.09)	$0.50	$(0.59)

Balance Sheet at period end:	Sep 30, 2008	Dec 31, 2007	Change	Sep 30, 2007	Dec 31, 2006	Change
Loans, net	$258,993	$224,022	15.61%	$215,287	$187,469	14.84%
Total securities	35,876	32,227	11.32%	29,772	26,192	13.67%
Total deposits	249,352	228,723	9.02%	223,330	201,789	10.68%
Stockholders’ equity	23,367	24,524	-4.72%	23,837	21,931	8.69%
Total assets	320,131	270,060	18.54%	261,745	232,709	12.48%
Shares outstanding	2,810,255	2,812,588	(2,333)	2,814,436	2,778,673	35,763
Book value per share	$8.31	$8.72	$(0.40)	$8.47	$7.89	$0.58

Daily averages:	Three months ending Sep 30, 2008	Three months ending Sep 30, 2007	Change	Year to date Sep 30, 2008	Year to date Sep 30, 2007	Change
Loans, net	$250,753	$209,548	19.66%	$238,187	$200,737	18.66%
Total securities	39,776	26,848	48.15%	35,113	26,168	34.18%
Total deposits	244,280	218,932	11.58%	235,185	209,081	12.49%
Stockholders’ equity	24,803	23,030	7.70%	24,725	22,571	9.54%
Interest earning assets	294,864	241,119	22.29%	278,238	230,383	20.77%
Interest bearing liabilities	249,776	197,008	26.78%	232,878	187,872	23.96%
Total assets	310,571	254,024	22.26%	292,587	243,023	20.39%

Financial Ratios:	Three months ending Sep 30, 2008	Three months ending Sep 30, 2007	Change	Year to date Sep 30, 2008	Year to date Sep 30, 2007	Change
Return on average assets	-1.67%	0.91%	(2.58)	-0.13%	0.81%	(0.94)
Return on average equity	-20.93%	10.01%	(30.94)	-1.50%	8.75%	(10.25)
Net interest margin	3.64%	4.16%	(0.53)	3.80%	4.20%	(0.40)
Efficiency ratio	74.30%	70.50%	3.80	73.78%	72.41%	1.37
Average equity to average assets	7.99%	9.07%	(1.08)	8.45%	9.29%	(0.84)

Allowance for loan losses:	Three months ending Sep 30, 2008	Three months ending Sep 30, 2007	Change	Year to date Sep 30, 2008	Year to date Sep 30, 2007	Change
Beginning balance	$2,275	$2,176	4.55%	$2,146	$2,091	2.63%
Provision for losses	218	59	269.49%	473	304	55.59%
Charge-offs	(97)	(88)	10.23%	(246)	(262)	-6.11%
Recoveries	10	23	-56.52%	33	37	-10.81%
Ending balance	2,406	2,170	10.88%	2,406	2,170	10.88%

Nonperforming assets:	Sep 30, 2008	Dec 31, 2007	Change	Sep 30, 2007	Dec 31, 2006	Change
Total nonperforming loans	$3,257	$1,246	161.40%	$1,016	$646	57.28%
Other real estate owned	187	—	N/A	500	535	-6.54%
Total nonperforming assets	3,444	1,246	176.40%	1,516	1,181	28.37%

Asset quality ratios:	Sep 30, 2008	Dec 31, 2007	Change	Sep 30, 2007	Dec 31, 2006	Change
Nonperforming loans to total loans	1.25%	0.55%	0.70	0.47%	0.34%	0.13
Allowance for loan losses to total loans	0.92%	0.95%	(0.03)	1.00%	1.10%	(0.11)
Allowance for loan losses to nonperforming loans	73.87%	172.23%	(98.36)	213.58%	323.68%	(110.10)